SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
TeleCommunication Systems, Inc.
(Name of Registrant as Specified in Its Charter)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for The Annual Meeting to be held on June 11, 2009
PROXY STATEMENT
GENERAL INFORMATION
ITEM 1 -- ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End 2008
2008 Option Exercises and Stock Vested
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
STOCKHOLDERS SHARING THE SAME ADDRESS
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

275 West Street
Annapolis, Maryland 21401

May 1, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TeleCommunication Systems, Inc. (“TCS”) to be held on Thursday, June 11, 2009, at 10:00 a.m. local time, at The Westin Annapolis hotel, 100 Westgate Circle, Annapolis, MD 21401. The business to be conducted at the Annual Meeting is set forth in the formal notice that follows.

The Board of Directors urges you to read the accompanying Notice of Annual Meeting and Proxy Statement, and recommends that you vote FOR the election of each of the nominated directors as described in this Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We rely upon all stockholders to execute and return their proxies in order to avoid proxy solicitation expenses. Therefore, in order to save TCS the unnecessary expense of further proxy solicitation, I ask that you promptly sign and return the enclosed proxy card in the envelope provided.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Maurice B. Tosé
Chairman of the Board
Chief Executive Officer and President

TELECOMMUNICATION SYSTEMS, INC.
275 West Street, Suite 400
Annapolis, Maryland 21401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TeleCommunication Systems, Inc. (“TCS” or the “Company”), a Maryland corporation, will be held on Thursday, June 11, 2009, at 10:00 A.M. local time, at The Westin Annapolis hotel, 100 Westgate Circle, Annapolis, MD 21401 for the following purposes:

1. Election of directors:

a) To elect the Class III director listed in this Proxy Statement to hold office until the Annual Meeting of Stockholders to be held in 2010 and until his successor is duly elected and qualifies;

b) To elect the Class I director listed in this Proxy Statement to hold office until the Annual Meeting of Stockholders to be held in 2011 and until his successor is duly elected and qualifies; and

c) To elect two Class II directors listed in this Proxy Statement to hold office until the Annual Meeting of Stockholders to be held in 2012 and until their respective successors are duly elected and qualify.

2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 30, 2009 as the record date (the “Record Date”) for the determination of stockholders who will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof. Therefore, only record holders of TeleCommunication Systems, Inc. Class A Common Stock and Class B Common Stock at the close of business on that date are entitled to notice of and to vote shares held on the Record Date at the Annual Meeting and any adjournments or postponements thereof.

If you plan to attend the Annual Meeting, please be prepared to present valid picture identification. If you hold your shares through a broker or other nominee, the Company will accept proof of ownership only if you bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your share ownership in the Company as of the Record Date.

Whether or not you expect to attend the Annual Meeting, we urge you to carefully review the enclosed materials. Your vote is important. All stockholders are urged to attend the Annual Meeting in person or by proxy. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please indicate your vote, sign, date and return each proxy card so that all of your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may choose to vote in person even if you previously have sent in your proxy card.

By Order of the Board of Directors

Bruce A. White
Secretary
Annapolis, Maryland
May 1, 2009

Important Notice Regarding the Availability of Proxy Materials for
The Annual Meeting to be held on June 11, 2009

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2009
are Available on the Internet at https://www.proxydocs.com/tsys.

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Shareholder Meeting to be held on June 11, 2009
10:00 A.M.
The Westin Annapolis hotel
100 Westgate Circle
Annapolis, MD 21401

Proxy Materials Available:

•	Notice and Proxy Statement

•	Form 10-K

TeleCommunication Systems, Inc.
275 West Street, Suite 400
Annapolis, Maryland 21401

PROXY STATEMENT

GENERAL INFORMATION

Why Am I Receiving this Proxy Statement and Proxy Card?

You are receiving this Proxy Statement and a proxy card because you own shares of common stock, either Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), or Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) of TCS. This Proxy Statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Bruce A. White as your proxy at the Annual Meeting. Mr. White will vote your shares as you have instructed them on the proxy card at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting just in case your plans change. This Proxy Statement is being mailed to you on or about May 1, 2009.

If an issue comes up for vote at the Annual Meeting that is not on the proxy card, Mr. White will vote your shares, under your proxy, in accordance with his best judgment.

Who Is Soliciting this Proxy?

The TCS Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting.

What Is the Purpose of the Annual Meeting?

The business to be conducted at the Annual Meeting is set forth in the formal notice. Specifically, the matter includes the election of (1) one Class III director to hold office until the Annual Meeting of Stockholders to be held in 2010 and until his successor is duly elected and qualifies, (2) one Class I director to hold office until the Annual Meeting of Stockholders to be held in 2011 and until his successor is duly elected and qualifies, and (3) two Class II directors to hold office until the Annual Meeting of Stockholders to be held in 2012, and until their respective successors are duly elected and qualify.

What Are The Board’s Recommendations?

The Board’s recommendations are to vote:

•	to elect the Class III director listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders to be held in 2010 and until his successor is duly elected and qualifies.

•	to elect the Class I director listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders to be held in 2011 and until his successor is duly elected and qualifies.

•	to elect the two Class II directors listed in this Proxy Statement to hold office until the Annual Meeting of Shareholders to be held in 2012 and until their respective successors are duly elected and qualify.

Unless you give other instructions on your proxy card, Mr. White, in his capacity as proxy holder, will vote in accordance with the recommendations of the Board of Directors.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holder will vote in his own discretion.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, April 30, 2009 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Annual Meeting, or any adjournments or postponements thereof. At the close of business on April 27, 2009, 39,457,595 shares of TCS Class A Common Stock and 6,626,334 shares of Class B Common Stock were outstanding and entitled to receive notice and to vote at the Annual Meeting.

How Many Votes Does Each Share of Common Stock Entitle its Holder to Cast?

Each share of Class A Common Stock is entitled to one vote per share at the Annual Meeting. Each share of Class B Common Stock is entitled to three votes per share at the Annual Meeting.

Who Can Attend the Annual Meeting?

Only stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 9:30 a.m. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk prior to the start of the Annual Meeting.

How Do I Vote?

You May Vote by Mail. You do this by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you return a signed proxy card but do not provide voting instructions, your shares will be voted to elect each of the four directors listed in this Proxy Statement.

You May Vote in Person at the Annual Meeting. Written ballots will be passed out to stockholders entitled to vote at the Annual Meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker to vote at the Annual Meeting in order to be able to cast your vote by written ballot.

How Many Votes Do We Need to Hold the Annual Meeting?

In order to conduct business at the Annual Meeting, our Second Amended and Restated Bylaws (the “Bylaws”) require the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on the matters to be presented at the Annual Meeting. This is called a “quorum”. Abstentions, properly executed proxy cards received by us but marked “WITHHOLD AUTHORITY” and “broker non-votes” (as defined below) are included in calculating whether a quorum is present.

What Vote Is Required to Approve Each Item?

Election of the Nominees for Director

If a quorum is present, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors. Consequently, abstentions, properly executed proxy cards marked “WITHHOLD AUTHORITY” and broker non-votes do not have any impact on the election of directors.

Unless a properly executed proxy card is marked “WITHHOLD AUTHORITY,” the proxy given will be voted “FOR” each of the nominees for director.

Transaction of Other Business

If a quorum is present, the approval of any other proposal that may properly come before the Annual Meeting generally requires an affirmative vote of a majority of all the votes cast in person or by proxy and entitled to vote. A properly executed proxy card marked “ABSTAIN” with respect to the transaction of other business and broker non-votes will not be voted. Accordingly, abstentions and broker non-votes will have no impact on the vote concerning the proposal.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is voted at the Annual Meeting by Mr. White by mailing to the Secretary of TCS, either a written notice of revocation or an executed proxy card with a later date than the one you previously submitted, at TCS’s offices, 275 West Street, Annapolis, Maryland 21401. You can also revoke your proxy at the Annual Meeting on a ballot that we will provide at the Annual Meeting, or you can appear in person at the Annual Meeting and vote, in person, the shares to which your proxy relates. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What If I Wish to Withhold Authority from Voting on the Election of a Particular Director or Directors?

If you wish to withhold authority from voting on the election of a particular director or directors, you may do so by marking “WITHHOLD AUTHORITY,” as applicable, on the enclosed proxy card.

Will My Shares Be Voted If I Do Not Sign and Return My Proxy Card?

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either: (i) vote your shares on routine matters, or (ii) leave your shares unvoted. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters, but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm if your shares are held in street name. This ensures that your shares will be voted at the Annual Meeting.

Who Pays the Cost of Solicitation of My Proxy?

The expense of soliciting proxies and the cost of preparing, assembling and mailing proxy materials in connection with the solicitation of proxies will be paid for by TCS. In addition to the use of mails, certain directors, officers or employees of TCS, who receive no compensation for their services other than their regular salaries, may solicit proxies. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and TCS may reimburse them for reasonable out-of-pocket and clerical expenses.

When are Stockholder Proposals and Nominations for the Election of Directors for the 2010 Annual Meeting of Stockholders Due?

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with the Bylaws and the rules of the Securities and Exchange Commission (“SEC”), to participate in the governance of the Company by submitting proposals that they believe merit consideration and nominations for the election of directors at the Annual Meeting of Stockholders to be held in 2010. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the Proxy Statement and proxy card for that meeting, SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any such proposal be received by the Company in writing no later than January 4, 2010. Any stockholder proposal or director nomination must also be in compliance with the Bylaws. Pursuant to the Bylaws, any stockholder proposal or director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if it is received by the Company earlier than January 4, 2010 or later than February 3, 2010.

Proxies solicited by the Board of Directors for the Annual Meeting of Stockholders to be held in 2010 may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Secretary at 275 West Street, Annapolis, Maryland 21401. The Chairman of the Annual Meeting may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the Bylaws or the foregoing procedures.

How Can I Communicate with the Company’s Board of Directors?

Stockholders may send correspondence to the Board of Directors or to any individual Director at the following address: TeleCommunication Systems, Inc., 275 West Street, Suite 400, Annapolis, MD 21401. The communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee of the Board of Directors, the General Counsel and Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The General Counsel and Secretary will review and log all other communications and subsequently deliver it to the specified Directors. Further information about communicating with the Board of Directors is available on the Company’s website at www.telecomsys.com/invetstor_info/corp_governance.cfm.

Where and When Will I be Able to Find the Results of the Voting?

Preliminary results will be announced at the Annual Meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009 to be filed with the SEC.

ITEM 1 —	ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board of Directors is divided into three classes based on their terms of office: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Generally, each director serves for a term ending on the third annual meeting of stockholders following the annual meeting at which that director was elected, except when a director is first assigned to a class of director then serving for a term which is shorter than three years. Our Bylaws provide that a majority of the then-existing Board of Directors may fill a vacancy on the Board of Directors at any time, and that such director elected by the Board of Directors serves until the next annual meeting of stockholders and until his or her successor is elected and qualifies. Our Bylaws also provide that a majority of the then existing Board of Directors may increase the number of directors which constitutes our Board of Directors at any time up to a maximum of fifteen.

On January 27, 2009, the Board of Directors elected Thomas M. Brandt, Jr., Jan C. Huly and Richard A. Young as new directors and on April 16, 2009, Byron F. Marchant resigned from the Board of Directors. Accordingly, our Board of Directors currently has eight members: Maurice B. Tosé, Thomas M. Brandt, Jr., James M. Bethmann, Clyde A. Heintzelman, Jan C. Huly, Richard A. Kozak, Weldon H. Latham and Richard A. Young, divided into three classes with staggered three-year terms. The Board of Directors is soliciting proxies to re-elect each of Messrs. Brandt, Huly and Young as described herein. In addition, the Board of Directors is soliciting proxies to re-elect Mr. Latham as described herein. Mr. Latham was elected as a Class II director at the 2006 Annual Meeting of Stockholders to hold office until the 2009 Annual Meeting of Stockholders. All directors, except for Messrs. Brandt, Young and Huly, have been duly elected by the stockholders.

Nominees for Director

At the Annual Meeting, the stockholders will have the opportunity to elect: (1) one Class III director to hold office until the Annual Meeting of Stockholders to be held in 2010 and until his successor is duly elected and qualifies, (2) one Class I director to hold office until the Annual Meeting of Stockholders to be held in 2011 and until his successor is duly elected and qualifies, and (3) two Class II directors to hold office until the Annual Meeting of Stockholders to be held in 2012, and until their respective successors are duly elected and qualify, except, with respect to each of the foregoing classes, in the event of the director’s earlier death, resignation or removal.

Unless otherwise specified, your proxy will be voted “FOR” the election of each of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised by the proxy holders to vote for a substitute of their choice. However, TCS knows of no circumstances that would make any nominee named herein unavailable. Each nominee is a current member of the Board of Directors.

The following nominees for director will serve until the Annual Meeting of Stockholders in the years specified below and until their respective successors are duly elected and qualify.

Nominees to serve as Directors:

Class I Director — Term expiring in 2011

Thomas M. Brandt, Jr., 57, Senior Vice President & Chief Financial Officer

Mr. Brandt was appointed to the Board of Directors in January 2009. Mr. Brandt joined the Company in 1997. He is responsible for financial management, reporting, controls, accounting and administration. He was previously CFO of Digex, Inc. where he helped lead an IPO, and CFO or controller of other corporations, including a Fortune 500 New York Stock Exchange company, as well as 12 years with Price Waterhouse. He also serves on the Boards of Antenna Research Associates, a private communications technology manufacturing company; and TechAmerica (formerly American Electronics Association), the largest US IT trade association. He is a CPA with an AB from Duke University and an MBA from the Wharton School of the University of Pennsylvania.

Class II Directors — Terms expiring in 2012

Weldon H. Latham, 62, Member of the Compensation and Nominating and Governance Committees

Weldon H. Latham joined the Board of Directors in December 1999. Mr. Latham has been a senior partner with the law firm of Davis Wright Tremaine since July 2004. From 2000-04, he was a senior partner at the law firm of Holland & Knight. From 1992-2000, Mr. Latham was a partner at the law firm of Shaw Pittman. From 1986-92, Mr. Latham was a managing partner of the Virginia office of the law firm Reed Smith. From 1981-86, Mr. Latham was the Vice President and General Counsel of Sterling Systems Inc., a software company that was acquired by Planning Research Corporation (“PRC”). Mr. Latham was appointed Executive Assistant and Counsel to the PRC Chairman and CEO. From 1979-81, Mr. Latham served as General Deputy Assistant Secretary, U.S. Department of Housing and Urban Development and previously served as Assistant General Counsel, Executive Office of the President (OMB) from 1973-76. Previously, Mr. Latham served as a Captain, Office of the Secretary, Air Force General Counsel’s Honors Program from 1971-73. Mr. Latham holds a B.A. degree in Business Administration from Howard University, a J.D. degree from Georgetown University Law Center, and an executive management certificate from the Amos Tuck Business School at Dartmouth College.

Jan C. Huly, 61, Member of the Audit Committee

Retired Lieutenant General Jan C. Huly was appointed to the Board of Directors in January 2009. He retired from the Marine Corps in 2006 after almost 37 years of service. In his last assignment as Deputy Commandant, Plans, Policies and Operations, he effectively was the principal operations officer for the Marine Corps with duties including staff coordination of operational matters, combat readiness and security. He is a member of the Defense Science Board for the Department of Defense, and the Board of Directors of the Marine Corps Scholarship Foundation. Lt. Gen. Huly holds a MA from Central Michigan University, and a BA from the University of California, Berkeley.

Class III Director — Term expiring in 2010

Richard A. Young, 62, Executive Vice President and Chief Operating Officer

Mr. Young was appointed to the Board of Directors in January 2009. Mr. Young directs all day-to-day activities in the Company including goal setting, performance monitoring, and deployment of key personnel. Mr. Young joined TCS in 1992. He has over thirty years of experience in technology management, with in-depth technical experience in hardware and software life cycle program management. Prior to TCS, Mr. Young worked as Senior Manager for ICF Information Technology, Inc. where he was responsible for managing over thirty technical staff in designing and developing applications to customer specifications. From 1986 to 1989, Mr. Young was the Director of the Information Systems Department of the Navy Recruiting Command where he managed over seventy technical employees and was responsible for the information management requirements of the nationwide recruiting force. Mr. Young holds a B.S. degree in Engineering from the U.S. Naval Academy and holds a Master of Science degree in Information Technology from the Naval Postgraduate School.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Directors Continuing in Office

Class I Directors — Terms expiring in 2011

Clyde A. Heintzelman, 70, Member of the Audit Committee

Clyde A. Heintzelman joined the Board of Directors in December 1999. He most recently was the Chairman of the Board of Citel, a company focused on enabling enterprise IP telephony with existing PBX infrastructure. Mr. Heintzelman was the Chairman of the Board of Optelecom, Inc. from February 2000 to June 2003, also serving as the interim President and Chief Executive Officer during 2002. Prior to joining Optelecom, Mr. Heintzelman was the President of Net 2000 Communications, from November 1999 to May 2001. From December 1998 to November 1999, Mr. Heintzelman was the President and Chief Executive Officer of SAVVIS Communications Corporation, a networking and Internet solutions company. From 1995 to 1998, Mr. Heintzelman was the President and Chief Operating Officer of DIGEX, Inc. Prior to joining DIGEX, Inc., Mr. Heintzelman was a General Manager for Bell Atlantic. Mr. Heintzelman also serves on the Board of Directors of SAVVIS Communications Corporation and ITC Deltacom. Mr. Heintzelman holds a B.A. degree in Marketing from the University of Delaware.

Richard A. Kozak, 63, Chairman of the Audit Committee

Mr. Kozak joined the Board of Directors in December 1999. He is currently Chairman of R&D2 LLC, a company engaged in helping early stage companies commercialize their intellectual property assets. In 1998, Mr. Kozak founded and was the Chief Executive Officer and Chairman of the Board of Directors of 1eEurope, Ltd., formerly Galileo Communications, Ltd., a portfolio of companies focused on providing integrated e-business solutions to mid and large-size companies throughout Europe. From 1993 to 1997, Mr. Kozak was a co-founder and the President, Chief Executive Officer and member of the Board of Directors of American Communications Services, Inc., which became e.spire Communications, Inc. Prior to forming American Communications Services, Inc. in 1993, Mr. Kozak was the President of the Southern Division of MFS Communications, which was acquired by MCI WorldCom. From 1986 through 1989, Mr. Kozak was Vice President and General Manager of Global Messaging Services for GTE Telenet, now part of Sprint International. He holds a B.S. degree in Engineering from Brown University and an M.B.A. in Finance from The George Washington University School of Government and Business Administration. He is a member of the board of advisors for the Dingman School of Entrepreneurship at the University of Maryland, and the Chesapeake Innovation Center in Annapolis, Maryland.

Class III Directors — Terms expiring in 2010

Maurice B. Tosé, 52, Chairman of the Board, President and Chief Executive Officer

Maurice B. Tosé founded TCS in 1987 and has been a director and Chairman of the Board since then. Prior to founding TCS, Mr. Tosé was the Director of Department of Defense Programs for Techmatics, Inc., headquartered in Silver Spring, Maryland. He was recognized in each of the past three years as one of the country’s Top Black Technology Entrepreneurs by Career Communications Group, Inc. He currently is a Commander in the U.S. Navy Reserves and serves on the Board of Directors of the U.S. Naval Academy Foundation. Mr. Tosé holds a B.S. degree in Operations Analysis from the U.S. Naval Academy.

James M. Bethmann, 54, Chairman of the Compensation Committee, Member of the Nominating and Governance Committee

Mr. Bethmann joined the Board of Directors in April 2006. Mr. Bethmann is a Managing Partner of The Caldwell Partners International, a retained executive search firm. Previously he was Managing Partner of Heidrick and Struggles following its acquisition of Highland Partners where he was a Vice Chairman of the firm. Before joining Highland Partners, Mr. Bethmann was Managing Director and co-led Korn/Ferry International’s Advanced Technology practice in North America, and established and led the firm’s software and emerging technologies practice. Prior to joining Korn/Ferry, Mr. Bethmann led the Southwest Technology Practice of Russell Reynolds Associates. Before executive search, Mr. Bethmann served as a Corporate Officer and a President of Recognition International, a supplier of high-performance document recognition systems, image, and workflow software solutions for leading businesses in the Americas, Pacific Rim, and Europe. He began his career in the U.S. Navy, achieving the rank of Lieutenant Commander. Mr. Bethmann holds a B.S. degree from the U.S. Naval Academy where he currently is a board trustee.

Former Class II Director

Byron F. Marchant, 51, joined the Board of Directors in December 1999. He resigned from the Board of Directors effective April 16, 2009. Until his resignation, Mr. Marchant was the Chairman of the Nomination and Governance Committee and a member of the Audit Committee.

Board of Directors Nominations

Nominating and Governance Committee

The Board of Directors maintains a Nominating and Governance Committee (the “Nominating Committee‘’), which is currently comprised of Messrs. Bethmann and Latham. Mr. Marchant served as the Chairman until his resignation from the Board on April 16, 2009, after which time the Nominating Committee has elected Mr. Latham to serve as its Chairman. The Nominating Committee has the responsibility to recommend persons for membership on the Board of Directors, including consideration of any nominees submitted to the Board of Directors by stockholders, to establish criteria and procedures for the selection of new directors, to assist the Board of Directors with the evaluation of its overall effectiveness, and to develop and recommend a set of corporate governance principles of the Board (the “Corporate Governance Guidelines”). The Nominating Committee Charter, which was amended on September 19, 2008 (the “Revised Charter”) requires that the Nominating Committee will be comprised of three members. Mr. Marchant’s departure left a vacancy on the Nominating Committee and the Board of Directors intends to fill that vacancy from existing Board members at its next meeting. The Nominating Committee met once in 2008, but intends in 2009 to fulfill the Revised Charter requirement that the Nominating Committee should meet at least two times per year. The Revised Charter is available on the Company’s website at www.telecomsys.com and will be provided to stockholders upon request.

Corporate Governance

The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that our company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. The Company’s Corporate Governance Guidelines are intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others.

The Board of Directors believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with us that may impair, or appear to impair, the director’s ability to make independent judgments.

The Board of Directors has determined that each member of the Board of Directors, other than Messrs. Tosé, Young and Brandt, is “independent” as defined by the listing standards of the Nasdaq, within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market.

Nominating Process

The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the Board of Directors should have broad experience at the policy-making level in business, government, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.

In identifying candidates for membership on the Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, conflict of interest, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the Board of Directors must represent the interests of the stockholders of the Company. The Nominating and Governance Committee also believes it is in the stockholders’ best interest for certain key members of our current management to participate as members of the Board of Directors.

The Nominating and Governance Committee reviews and determines whether existing members of the Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board.

Once the Nominating and Governance Committee has selected appropriate candidates for election as a director, it presents the candidates to the full Board of Directors for (a) election, if the selection has occurred during the course of the year, or (b) nomination, if the director is to be elected by the stockholders. Pursuant to our Bylaws, members of at least one class of Directors are nominated each year for election by the stockholders and are included in the Company’s Proxy Statement.

The Nominating and Governance Committee assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated by the Nominating and Governance Committee, and may be considered at any point during the year. The Nominating and Governance Committee will consider stockholder recommendations for candidates for the Board of Directors that are properly submitted in accordance with the Bylaws. In evaluating such recommendations, the Nominating and Governance Committee will use the qualifications standards discussed above and seek to achieve a balance of knowledge, experience and capability on the Board of Directors.

The Bylaws provide the procedure for stockholders to make director nominations. A stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company:

•	in the case of an annual meeting, not more than 120 days and not less than 90 days prior to the earliest of (i) such annual meeting, (ii) the first anniversary of the mailing date of the notice of the preceding year’s annual meeting and (iii) the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 120th day prior to the annual meeting and not later than the earlier of the close of business on the 90th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and

•	in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the earlier of the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs.

A stockholder’s notice to the Secretary must be in writing and set forth:

•	as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act, and the rules and regulations promulgated thereunder; and

•	as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on the Company ’s books and of the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act, and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth above. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal hereunder.

Board Meetings

Committees of the Board of Directors met a total of twelve times in 2008. In addition, the full Board met three times during 2008 to review the actions of the Committees and attend to other TCS business. All of the directors attended 100% meetings of the Board of Directors and Board Committees of which they were a member. All members of the Board of Directors also attended the 2008 Annual Meeting of Stockholders.

Director Compensation

For 2008, non-employee directors were paid an annual retainer of $15,000, and fee of $3,000 for each Board meeting and $2,000 for each Committee meeting in which the director participated. The Chairman of the Audit Committee was paid an additional annual retainer of $11,000, the Chairman of the Compensation Committee was paid an additional annual retainer of $5,500, and the Chairman of the Nominating and Governance Committee was paid an additional retainer of $4,500.

Generally, each non-employee director is granted restricted stock or options to purchase shares of Class A Common Stock under our Fifth Amended and Restated 1997 Stock Incentive Plan annually. These restricted shares or options vest over a period of one year in equal amounts at the end of each semi-annual term of service on the Board. In addition, non-employee directors are reimbursed for expenses incurred in connection with their service on the Board of Directors. The following table summarizes the amounts paid to non-employee directors for fiscal year 2008:

	Fees
	Earned or
	Paid in	Stock
Name	Cash	Awards(1)	Total

James M. Bethmann	$43,500	$20,000	$63,500
Clyde A. Heintzelman	$34,000	$20,000	$54,000
Richard A. Kozak	$45,000	$20,000	$65,000
Weldon H. Latham	$38,000	$20,000	$58,000
Byron F. Marchant(2)	$40,500	$20,000	$60,500

(1)	The amounts in this column reflect the expense amount recognized by us for financial statement reporting purposes in respect of awards to our non-employee directors of restricted shares of our Class A Common Stock during 2008. See Note 17 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”) for additional information.

(2)	Mr. Marchant resigned from the Board of Directors effective April 16, 2009.

In January 2008, after reviewing industry comparable compensation trends for Boards of Directors of comparably sized companies in the industries in which TCS participates as published in the Director Compensation Report of the National Association of Corporate Directors, the Board voted unanimously to set non-employee director annual fees as follows:

Target Total Annual Compensation	$55,000
Board retainer	$15,000
Audit Committee Chairman retainer	$11,000
Compensation Committee Chairman retainer	$5,500
Nominating and Governance Committee Chairman retainer	$4,500
Board per-meeting fee	$3,000
Committee per-meeting fee	$2,000
Non-cash compensation (value)	$20,000

The Target Total Annual Compensation may be comprised of cash, non-cash in the form of stock options or restricted shares with a stated vesting schedule, or a combination of the two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The number of shares beneficially owned by a person includes shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 2009. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

The following table lists the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by directors and our Named Executive Officers (as defined below under “Summary Compensation Table”) of the Company as of April 30, 2009.

	Shares		Percentage of Shares
Name and Address of	Beneficially Owned		Beneficially Owned
Beneficial Owner(1)	A Shares	B Shares(3)	A Shares	B Shares

Directors and Named Executive Officers:
Maurice B. Tosé(2)	2,201,878	6,626,334	4.6%	100%
Richard A. Young(4)	1,222,812	—	2.6%	—
Thomas M. Brandt, Jr.(5)	981,391	—	2.1%	—
Drew A. Morin(6)	1,189,808	—	2.5%	—
Timothy J. Lorello(7)	689,258	—	1.5%	—
James M. Bethmann(8)	12,627	—	*	—
Clyde A. Heintzelman(9)	86,053	—	*	—
Jan C. Huly	—	—	*	—
Richard A. Kozak(9)	89,064	—	*	—
Weldon H. Latham(9)	99,446	—	*	—
Byron F. Marchant(9)(10)	53,897	—	*	—
All directors and the Named Executive Officers as a group (11 persons)(11)	6,626,234	6,626,334	13.3%	100%
Five percent holders: None

*	Less than 1%.

(1)	Except as set forth herein, the business address of the named beneficial owner is c/o TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401.

(2)	Includes 1,961,582 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009. Under the rules of the SEC, Mr. Tosé is deemed to beneficially own 229,995 shares of Class A Common Stock owned by Teresa M.S. Layden, Mr. Tosé’s wife, 215,753 shares of Class B Common Stock held in a trust for the benefit of Mr. Tosé’s and Ms. Layden’s children, and 51,602 shares of Class B Common Stock held by Mr. Tosé’s minor children. Mr. Tosé disclaims beneficial ownership of all of these shares.

(3)	The holders of Class B Common Stock are entitled to three votes per share on all matters submitted to a vote of the stockholders. Each share of our Class B Common Stock is convertible at any time, at the option of the holder, into one share of our Class A Common Stock.

(4)	Includes 1,204,301 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009.

(5)	Includes 835,478 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009. Under the rules of the SEC, Mr. Brandt is deemed to beneficially own 51,370 shares of Class A Common Stock held in a trust for the benefit of Mr. Brandt’s wife. Mr. Brandt disclaims beneficial ownership of all the shares in the trust.

(6)	Includes 820,893 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009. Under the rules of the SEC, Mr. Morin is deemed to beneficially own 125,354 shares of Class A Common Stock held in a trust for the benefit of Mr. Morin’s wife and child. Mr. Morin disclaims beneficial ownership of all of these shares.

(7)	Includes 449,308 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009. Under the rules of the SEC, Mr. Lorello is deemed to beneficially own 236,849 shares of Class A Common Stock held in a trust for the benefit of Mr. Lorello’s wife and children. Mr. Lorello disclaims beneficial ownership of all these shares.

(8)	Includes 1,946 shares of restricted Class A Common Stock.

(9)	Includes 37,500 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009 and 1,946 shares of restricted Class A Common Stock.

(10)	Mr. Marchant resigned from the Board of Directors effective April 16, 2009.

(11)	Includes an aggregate of 5,421,562 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009 and 9,730 shares of restricted Class A Common Stock.

Executive Officers

The Board of Directors has elected the executive officers to serve for indefinite terms. The following table sets forth the name of each executive officer as of December 31, 2008 and the principal positions and offices he holds with the Company. Unless otherwise indicated, each of these officers has served as an executive officer of the Company for at least five years.

Name	Age	Information About Executive Officer

Maurice B. Tosé	52	Chairman of the Board of Directors, President and Chief Executive Officer since 1987. Prior to founding TCS, Mr. Tosé was the Director of Department of Defense Programs for Techmatics, Inc., headquartered in Silver Spring, Maryland.
Richard A. Young	62	Executive Vice President and Chief Operating Officer. Mr. Young directs all day-to-day activities in the Company including goal setting, performance monitoring, and deployment of key personnel. Mr. Young joined TCS in 1992 and has served in a chief operating management role throughout his tenure.
Thomas M. Brandt, Jr.	57	Sr. Vice President and Chief Financial Officer. Mr. Brandt joined the Company in 1997, assuming responsibility for the Company’s financial management, reporting, controls, accounting, and administration.
Drew A. Morin	48	Sr. Vice President and Chief Technology Officer. Mr. Morin joined the company in 1988, assuming responsibility for the technical direction and coordination of TCS’ development activities across business units.
Timothy J. Lorello	51	Sr. Vice President, Commercial Sales and Chief Marketing Officer, In 2007, Mr. Lorello assumed the additional responsibility of Sales lead for our Commercial segment offerings. In 2002, Lorello assumed responsibility for positioning and product management, marketing communications, branding activities, and product strategy for all of our products and services. Mr. Lorello joined our company in 1995 to head our network intelligence application software group where he was responsible for the marketing and development of software applications and services sold to wireless carriers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons that beneficially own more than 10% of our Class A Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and other equity securities. Copies of these reports must be filed with us. Based solely on our review of the copies of these reports filed with us, and written representations that no other reports were required, to our knowledge, all reports required by Section 16(a) were timely filed in 2008 except as follows: Messrs. Bethmann, Heintzelman, Kozak, Latham, Marchant and Morin each filed one Form 4 one day late; Mr. Lorello filed two Forms 4 each one day late. All of the late Form 4 filings resulted from administrative oversight.

CORPORATE GOVERNANCE

Independence

The Board of Directors has determined that each member of the Board of Directors, other than Messrs. Tosé, Young and Brandt, is “independent” as defined by the listing standards of the Nasdaq, within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market.

Code of Ethics and Business Conduct

The Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the company’s website at www.telecomsys.com. The Company requires all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

Committees of the Board of Directors

Audit Committee

The Audit Committee, which met five times in 2008, oversees the Company’s financial reporting process on behalf of the Board of Directors and its members are Mr. Richard A. Kozak, Mr. Clyde A. Heintzelman and Mr. Jan C. Huly. Mr. Marchant was a member of the Audit Committee until his resignation from the Board of Directors effective April 16, 2009. The members of the Audit Committee are “independent” as defined by the listing standards of the Nasdaq. The Board of Directors has determined that Mr. Kozak, Chairman of the Audit Committee, is an “audit committee financial expert” under the relevant rules of the SEC.

The charter for the Audit Committee may be found on the TCS Web site (http://www.telecomsys.com). Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee held four quarterly meetings in 2008 to review quarterly operating results, and one additional meeting to review other matters. The Audit Committee met in executive session with Ernst & Young representatives and/or the Company’s internal auditor, without the presence of management, three times during 2008.

For the fiscal years ended December 31, 2008 and 2007, professional services were performed by Ernst & Young LLP. Total fees paid to Ernst & Young LLP aggregated $722,000 and $595,000 for the fiscal years ended December 31, 2008 and 2007, respectively, and were composed of the following:

	Years ended December 31
	($000)
	2008	2007

Audit Fees	$705	$581
Audit-Related Fees	17	14
Tax Fees	0	0
All Other Fees	0	0

Total Professional Services	$722	$595

Audit Fees: The aggregate fees billed for the audit of the annual financial statements for the fiscal years ended December 31, 2008 and 2007, for reviews of the financial statements included in the TCS Quarterly Reports on Form 10-Q, for testing and evaluating internal controls over financial reporting and for assistance with and review of documents filed with the SEC were $705,000 for 2008 and $581,000 for 2007.

Audit-Related Fees: Audit related fees include: attest services that are not required by statute or regulation, internal control reviews and consultations concerning evaluating internal controls over financial reporting and other financial accounting/reporting matters. The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2008 and 2007 was $17,000 and $14,000, respectively. The reported fees relate primarily to responding to the SEC Comment letter related to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007..

Tax Fees: Tax fees relate to fees billed for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. We paid no fees to Ernst & Young for tax services for the fiscal years ended December 31, 2008 and 2007.

All Other Fees: All other fees consist of aggregate fees billed by Ernst & Young LLP for products and services other than the services reported above. We paid no fees to Ernst & Young for other services for the fiscal years ended December 31, 2008 and 2007.

Report of the Audit Committee

The Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of TCS’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with TCS’s independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of TCS’s internal controls, and the overall quality of TCS’s financial reporting. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

The Committee reviewed and discussed the audited financial statements with management and also discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. The Company’s manager of Internal Audit, who reports directly to the Audit Committee, met in executive session with the Committee (without management present) to report on her review of the Company’s system of internal controls.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements in the Annual Report for filing with the SEC. The Committee has also approved the selection of Ernst & Young LLP as TCS’s independent registered public accounting firm for 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on June 11, 2009 with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions. The Audit Committee considered whether the provision by Ernst & Young LLP of the services entitled “all other fees” as discussed below is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee annually approves each year’s engagement for audit services in advance. The Committee has also established procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting. All services described above were pre-approved by the Audit Committee in fiscal 2008.

The Audit Committee has designated Mr. Thomas M. Brandt, Jr., Chief Financial Officer, to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with this policy. Mr. Brandt reports to the Audit Committee on a periodic basis the results of this monitoring. Any member of executive management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to his or her attention.

AUDIT COMMITTEE

Richard A. Kozak, Chairman
Clyde A. Heintzelman
Byron F. Marchant

Compensation Committee

The Compensation Committee, which met six times in 2008, consists of Messrs. Bethmann and Latham. The Compensation Committee determines the compensation of our Chief Executive Officer and President and the compensation of the other Named Executive Officers and administers the Fifth Amended and Restated 1997 Stock Incentive Plan, Amended and Restated Employee Stock Purchase Plan and other executive officer compensation plans. The Compensation Committee’s Charter is available on the Company’s website (www.telecomsys.com) and will be provided to stockholders upon request.

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives in the highly competitive and dynamic wireless communications technology industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	Align the interests of our Named Executive Officers and stockholders by motivating executive officers to increase stockholder value and rewarding Named Executive Officers for meeting operational goals designed to result in stockholder value increases;

•	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Foster a shared commitment among executives by coordinating their company and individual goals; and

•	Motivate our executives to manage our business to meet our long-range objectives.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan and broad-based benefits programs.

We place significant emphasis on pay for performance-based incentive compensation programs, which make compensation contingent on the attainment of Company and individual goals. This Compensation Discussion and Analysis explains our compensation program with respect to Named Executive Officers.

The Objectives of our Executive Compensation Program

We use the following principles to guide our decisions regarding executive compensation:

Provide compensation opportunities competitive with market levels.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group, which we construct to include the following companies:

• Neustar , Inc.	• Sybase, Inc.
• NCI Inc.	• Globecomm Systems, Inc.
• Comverse Technology, Inc.	• ViaSat, Inc.
• Openwave Systems, Inc.	• Syniverse Holdings, Inc.
• Comtech Telecommunications Corp.

We chose these companies because they are publicly traded companies in the commercial and technology sectors in which we operate and/or they are close to our size in terms of revenue and market capitalization. We believe that such companies provide an appropriate peer group because they consist of similar organizations against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to insure that our peer group comparisons are meaningful. We changed our peer group slightly from the one used in 2007 by adding Comtech Telecommunications Corp. because its mobile communications systems and satellite services business lines are comparable to our Government Segment business. We used this same peer group when constructing the “performance graph” that appears in our Annual Report.

For each Named Executive Officer, we consider the relevance of data of our peer group, considering:

•	Our business need for the Named Executive Officer’s skills;

•	The contributions that the Named Executive Officer has made or we believe will make to our success;

•	The transferability of the Named Executive Officer’s managerial skills to other potential employers;

•	The relevance of the Named Executive Officer’s experience to other potential employers, particularly in the telecommunications technology industry; and

•	The readiness of the Named Executive Officer to assume a more significant role with another potential employer.

Base Salaries

We target base salaries to approximate the market median (50th percentile) for our peer group. To arrive at the 50th percentile for the base salaries of our Named Executive Officers, we consider the median of the data gathered from proxy statements for the positions of the Named Executive Officers in relation to the Named Executive Officers of our peer group for each position. We also use data from publicly available surveys, when available, in addition to our peer group, in order to have a more complete overview of the competitive market for our executive talent.

Cash Incentives

Incentive award opportunities are targeted to result in Bonus Opportunity Plan payments equal to the market median of cash incentives paid by our peer group assuming our target business objectives are achieved.

Long-Term Equity Compensation

Annual equity grants are targeted at 75 percent of the median level of market practices for the Named Executive Officer, but may be adjusted in the discretion of the Compensation Committee based on individual performance or other factors. The allocation between long-term and currently paid out compensation reflects consideration of how our peer companies use long-term and currently paid compensation to pay their Named Executive Officers because we feel it is important to maintain parity with competitors for our management team.

Total Compensation

Total compensation is targeted at the 75th percentile of our peer group, considering individual performance and experience. The targets for compensation are set at the beginning of each fiscal year. The Company’s outstanding operational performance achieved in fiscal year 2008 resulted in the Named Executive Officers earning total compensation which significantly exceeded the targeted compensation set forth at the beginning of the year.

Require performance goals to be achieved in order for the majority of the target pay levels to be earned.

Our executive compensation program emphasizes pay for performance. Performance is measured based on achievement of company and individual performance goals that are aligned with our business strategy and are approved by our Compensation Committee relative to the annual business plan as approved by the Board of Directors. If the target level for the performance goals is exceeded, executives have an opportunity to earn cash incentive awards above the median of the market of our peer group pursuant to our Bonus Opportunity Plan. If the target levels for the performance goals are not achieved, executives may earn less or no Bonus Opportunity Plan payments.

Offer a comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the Named Executive Officers, and we currently do not provide any supplemental pensions to any executive officer, including the Named Executive Officers. In December 2008 the Compensation Committee adopted a Deferred Compensation Plan under which certain highly compensated employees, including the Named Executive Officers, are allowed to defer receipt of current income until some future period, which period must be determined prior to making contributions. The Company also may contribute compensation on behalf of an employee, including a Named Executive Officer, which will vest to the beneficiary employee at the pre-determined future date.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our Named Executive Officers and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each Named Executive Officer, we also consider the pay of each Named Executive Officer relative to each other Named Executive Officer and relative to other members of the management team. We have designed the total compensation programs to be consistent for our executive management team.

Certain Policies of our Executive Compensation Program

We have adopted the following material policies related to our executive compensation program:

•	Allocation between long-term and currently paid out compensation: The compensation we currently pay consists of base pay and annual cash incentive compensation in the form of the Bonus Opportunity Plan payments. The long-term compensation consists entirely of awards of stock options or restricted shares pursuant to our Fifth Amended and Restated 1997 Stock Incentive Plan, as amended. The allocation between long-term and currently paid out compensation reflects consideration of how our peer companies use long-term and currently paid compensation to pay their executive officers because we feel it is important to maintain parity with competitors for our management team.

•	Allocation between cash and non-cash compensation: It is our policy to allocate all currently paid compensation in the form of cash and all long-term compensation in the form of awards of options to purchase our common stock or restricted shares of our Class A common stock, because we believe that this balance best serves our interests in retaining experienced managers while also aligning their long-term compensation with stockholder interests in long-term growth and success.

Our Executive Compensation Programs

The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at the median market pay level.	Keep our annual compensation competitive with the market for skills and experience necessary to meet the requirements of the executive’s role with us.
Bonus Opportunity Plan awards	Performance-based annual cash incentive earned based on company and individual performance against target performance levels; targeted at the median market pay level.	Motivate and reward for the achievement and over-performance of our critical financial and strategic goals. Amounts earned for achievement of target performance levels based on our annual budget is designed to provide a market-competitive pay package at median performance; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial performance goals and to not reward if performance goals are not met.
Long-term equity incentive plan awards (stock options and restricted shares)	Performance-based equity award which has value to the extent our common stock price increases over time; targeted at the 75th percentile of market pay level and/or competitive practices at peer companies.
Align interest of management with stockholders; motivate and reward management to increase the stockholder value of the company over the long term.

Vesting based on continued employment will facilitate retention; amount realized from exercise of stock options rewards increased stockholder value of the company; provides change in control protection.

Retirement savings opportunity	Tax-deferred 401(k) plan in which all employees can choose to defer compensation for retirement. We provide discretionary but non-discriminatory matching contributions to all employees based on operational performance; we do not allow employees to invest these savings in company stock.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.

Element	Characteristics	Purpose

Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

In general, compensation or amounts realized by executives from prior compensation from us, such as gains from previously awarded stock options or options awards, are not taken into account in setting other elements of compensation, such as base pay, Bonus Opportunity Plan payments, or awards of stock options or restricted shares under our long-term equity incentive program, because we believe that the opportunity for additional cash and equity compensation is a significant motivator and we want our executives to be rewarded for contributing to our success. With respect to Named Executive Officers, we take into account their prior base salary and annual cash incentive, as well as the contribution expected to be made by the Named Executive Officer, the business needs and the role of the Named Executive Officer with us.

Annual Cash Compensation

Base Salary

Annually we review salary ranges and individual salaries for our Named Executive Officers. We establish the base salary for each Named Executive Officer based on consideration of median pay levels of our peer group and internal factors, such as the individual’s performance and experience, and the pay of others on the executive team. For example, in the case of Mr. Lorello, we considered the additional responsibilities that he assumed in 2007 when we set his salary for 2008.

We also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The base salaries paid to our Named Executive Officers are set forth below in the Summary Compensation Table. For the fiscal year ended December 31, 2008, cash compensation to our Named Executive Officers in the form of base salary was approximately $1.7 million, with our chief executive officer receiving approximately $475,833 of that amount. We believe that the base salary paid to our Named Executive Officers during 2008 achieves our executive compensation objectives, compares appropriately to our peer group and is within our target of providing a base salary at the market median.

In 2009, adjustments to our Named Executive Officers’ base salaries were made by the Compensation Committee based on an analysis of current market conditions, our operational budgets set for 2009 and information available to the Compensation Committee Chairman whose profession is executive recruiting, to consider executive salary levels in companies whose businesses intersect with certain facets of ours. Based on these factors, the Compensation Committee approved a 4.5% increase in base salary for each of our Named Executive Officers in 2009.

Bonus Opportunity Plan Awards

Consistent with our emphasis on pay for performance incentive compensation programs, we have established a Bonus Opportunity Plan pursuant to which certain of our executive officers, including our Named Executive Officers, are eligible to receive Bonus Opportunity Plan awards based upon annual established performance targets, including financial measures and other factors, including individual performance, all at the discretion of the Compensation Committee. The Bonus Opportunity Plan is important to focus our Named Executive Officers’ efforts and reward them for annual operating results that help create value for our stockholders. The Bonus Opportunity Plan for 2008 was designed to create an opportunity for award representing approximately 30% to 65% of a Named Executive Officer’s total potential cash compensation, depending on the executive’s role, and included an opportunity for the award to exceed the target amount if certain operational results exceeded the performance metric.

In 2008, our Named Executive Officers exceeded all of the target business objectives by unusually wide margins, which resulted in the Named Executive Officers as a group earning total cash bonuses above the amounts anticipated under the Bonus Opportunity Plan when the incentive plan targets for the Bonus Opportunity Plan were set through our annual planning process, which generally begins in October before each fiscal year.

For 2008, the financial measures used to determine annual incentive cash payments included total revenue and/or specific revenue targets for the operating unit within the executive’s control; Earnings Before Interest, Taxes, Depreciation and Amortization (including non-cash stock-based compensation), (collectively, ‘‘EBITDA”); cash and cash equivalents balances at year-end; a goal tied to the financial covenant in our bank line of credit; and, in the case of our Chief Financial, Technology and Marketing Officers (the CFO, CTO and CMO), attainment of certain subjective goals related to the executive’s role. The Compensation Committee set individual subjective performance goals for only our CFO, CTO and CMO because their respective responsibilities include matters for which the results are more directly within their respective control and on which we want them to apply focused efforts. While these financial measures and individual goals form a framework for awarding incentive payments, the Compensation Committee retains discretion over the final amount of the payouts under the Bonus Opportunity Plan.

For 2008, the individual performance goals included:

Chief Financial Officer

•	Maintain SEC compliance with internal control regulations subject to reporting under the Sarbanes-Oxley Act

Chief Technology Officer

•	Control research and development expenditures

•	Generate customer satisfaction survey results for software division

•	Achieve “days sales outstanding” metrics for software division

Chief Marketing Officer

•	Plan and execute speaking engagements designed to draw attention to our business

•	Produce Company-related articles in technical or trade publications

The goals for our company and individual performance goals were established so that target attainment was not assured. The attainment of payment for performance at target or above is expected to require significant effort on the part of our executives.

The revenue measure is designed to reflect our objective of developing new products and markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the EBITDA measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth. The cash at year-end measure is designed to ensure that the appropriate level of attention is paid to the need to fund our operations and investments for the next rolling twelve-month period. The subjective goals provide recognition for contributions made to the overall health of the business and are intended to capture how the Named Executive Officer has performed in areas that are not quantified in the major metrics.

A business plan which contains annual financial and strategic objectives is developed each year by management, reviewed and recommended by the Named Executive Officers, presented to the board of directors, and ultimately reviewed and approved by our board of directors with such changes it deems appropriate. The Bonus Opportunity Plan is presented to the Compensation Committee for review and approval with such modifications it deems appropriate.

Bonus Opportunity Plan awards are determined after year-end based on our performance against the approved Bonus Opportunity Plan targets. The Compensation Committee also has the ability to exercise discretion in adjusting awards based on factors it deems relevant which may include its consideration of each Named Executive Officer’s individual performance and for each Named Executive Officer other than the chief executive officer, based on a review of such executive’s performance as communicated to the Compensation Committee by the chief executive officer, internal pay equity among the Named Executive Officers, changing compensation practices within our peer group and other industries against which the Company competes for executive talent, customers and capital, our overall performance during the year, and any unusual or non-recurring business, financial or accounting matters otherwise impacting our performance. The committee may modify the Bonus Opportunity Plan awards prior to their payment.

The Compensation Committee sought the advice and counsel of an independent compensation consultant regarding the payment of bonus amounts using the formula that had been established at the beginning of 2008. The Committee also discussed the bonus calculations with other Board members and considered their inputs. After review of the data and considering the advice from the outside compensation consultants, the Committee determined that Named Executive Officers had delivered superior results, had executed in accordance with the plans set forth by the Committee in early 2008, and had earned a total compensation package that rewarded the outstanding performance.

2008 Financial Measures

Shown as a percentage of the total Bonus Opportunity Plan award at target in the following table, is the weighting of the measures used to determine award payments to the Named Executive Officers for the fiscal year ended December 31, 2008:

2008 Measures	CEO	COO	CFO	CTO	CMO

Company performance
Revenue	20%	30%	15%	10%	10%
EBITDA	30%	60%	30%	10%	20%
Net Income	20%	10%	25%	10%	10%
Cash at end of year	20%		10%
Individual/Operating Unit contribution
Revenue				15%	40%
EBITDA				20%
Expense Controls				15%
Subjective goals	10%		20%	20%	20%

	100%	100%	100%	100%	100%

The year-end cash goal applied only to the CEO and CFO because those executives have the most direct influence on the decisions that produce these results. The EBITDA goal was significantly more weighted with respect to our COO because he manages the Company’s operations and approves the expense and investment decisions that most significantly influence the EBITDA results. The revenue goal was significantly more weighted with respect to our CMO to focus his role as sales executive on driving top line results.

Bonus Opportunity Plan Payout

Subject to the discretion of the Compensation Committee to adjust awards as described above, if a Named Executive Officer does not achieve 85% of all of his goals, there is no payout of the bonus opportunity. If a Named Executive Officer meets 85%, but not 100% of his goals, the Compensation Committee evaluates what percentage of his goals were met, and adjusts his actual payment downward accordingly. Subject to the discretion of the Compensation Committee to adjust awards as described above, if a Named Executive Officer exceeds all of his corporate goals and personal objectives, he receives his “target” payment and is eligible to also receive additional payments to the extent our Net Income results exceed our targets. The payment opportunities under the 2008 annual Bonus Opportunity Plan were set based on competitive market pay levels of our peer group and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2008 Bonus Opportunity Plan Payout Level Based on Goal Achievement
Officer	At 100% (Target)	Bonus Adjustments Based on Performance

CEO	75% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
COO	55% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
CFO	50% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
CTO	50% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
CMO	65% of base salary	1% increase in bonus pool for every 1% increase in Net Income.

The actual annual incentive payments made to our Named Executive Officers were calculated in consideration of the following summary of key operational results (including two non-recurring items):

	Named
2008 Operating Results	Executive Officer	Goal	Actual	Achievement
		($000)	($000)

Company performance
Company Total Revenue	All	170,000	220,142	129%
EBITDA	All	19,500	36,102	185%
Net Income	All	5,000	57,562	1151%
Cash at end of year	CEO/CFO	20,000	37,107	186%
Individual/Operating Unit contribution
Revenue	CTO	40,000	52,745	132%
	CMO	100,000	107,070	107%
EBITDA	CTO	17,000	22,268	131%
R&D Expense Control	CTO	<10,000	9,739	100%
Subjective measure	CEO/CFO	Qualitative	Met	100%
	CTO/CMO

We believe that the annual incentive payments made to our Named Executive Officers for the fiscal year ended December 31, 2008 achieved the objectives of our executive compensation program, compare appropriately to our peer group and are consistent with the Company’s superior performance in 2008. The Compensation Committee concluded that as a result of the outstanding operational results achieved in 2008, the amounts payable to our Named Executive Officers appropriately exceeded our target of providing total compensation at the 50th percentile of the market.

Long-term Equity Incentive Compensation

We award long-term equity incentive grants to executive officers, including the Named Executive Officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our stockholders. The Compensation Committee reviews and approves the amount of each award to be granted to each Named Executive Officer. Long-term equity incentive awards are made pursuant to our Fifth Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”).

Our long-term equity incentive compensation currently is primarily in the form of options to acquire our common stock, but some restricted shares also have been awarded. The value of the stock options awarded is dependent upon the performance of our common stock price. While the 1997 Plan allows for other forms of equity compensation, the Compensation Committee and management believe that currently stock options and/or restricted shares are the appropriate vehicle to provide long-term incentive compensation to our executive officers because their characteristics are readily understood by our executives and investors, provide the long term incentive that we believe is important, and there currently is no compelling reason to develop more complex equity incentive programs. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

Stock option awards provide our executive officers with the right to purchase shares of our Class A Common Stock at a fixed exercise price for a period of up to ten years under the 1997 Plan. Stock options are earned on the basis of continued service to us and generally vest over three years, beginning with one-third vesting at each one year anniversary of the date of grant.

The exercise price of each stock option granted 2008 is the fair market value of our common stock on the grant date. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our common stock on the grant date.

Our Named Executive Officers and other employees are eligible to receive annual awards of stock options based on the Company’s performance in the prior fiscal year. The grants are usually made in the first quarter of each fiscal year as soon as practical after operating results for the prior year have been finalized.

In setting individual grants, the Compensation Committee considers our performance relative to the financial and strategic objectives set forth in the annual business plan, the previous year’s individual performance of each Named Executive Officer, and the market pay levels for the Named Executive Officer. Annual grants are targeted at the 75th percentile of the median level of market practice for the executive officer, but may be adjusted in the discretion of the Compensation Committee based on individual performance or other factors. This analysis is also used to determine any new hire or promotion-related grants that may be made during the year.

Generally, we do not consider an executive officer’s stock holdings or previous stock option grants in determining the number of stock options to be granted. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.

While the vast majority of stock option awards to our Named Executive Officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make stock option awards to Named Executive Officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant would be the fair market value of our stock on the grant date.

Other Benefits

Retirement Savings Opportunity

All employees, including our Named Executive Officers, may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We match contributions made by our employees to the 401(k) Plan at discretionary amounts. For 2008 we contributed 35% of each employee’s contribution to the 401(k) plan and for 2009 we intend to contribute 40% of each employee’s contribution to the 401(k) plan. We currently do not provide an option for our employees to invest in our company’s stock in the 401(k) plan.

We currently offer a nonqualified deferred compensation arrangement to certain highly compensated employees, including our Named Executive Officers. The purpose of the deferred compensation plan is to conform the Company’s compensation elements to those of similar companies by providing tax deferred savings opportunities. It is a voluntary, non-qualified Plan that allows a select group of management and highly compensated employees to elect to defer receipt of specified portions of compensation, and to have those deferred amounts treated as if invested in specific hypothetical investment benchmarks.

The Compensation Committee may carve out a portion of an eligible employee’s cash compensation as subject to deferral at any time or the eligible employees may elect deferral amounts prior to the income being earned. Employee contributions will be 100% vested upon deposit, but Company discretionary contributions may be vested immediately, vested over a specified period of time or upon the achievement of certain performance goals, or in accordance with other requirements set by the Company or the Compensation Committee. Any unvested Company contributions would be forfeited upon separation of employment and can be used to offset future discretionary contributions. All deferred compensation will be subject to withdrawal in accordance with pre-contribution decisions made by the employee and otherwise in accordance with the deferred contribution plan. The Board of Directors or the Compensation Committee may amend or cancel the deferred compensation plan at any time, so long as the termination complies with IRS regulations.

Health and Welfare Benefits

All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Employment Agreements, Severance Benefits and Change in Control Provisions

Except with respect to our Chairman and Chief Executive Officer, Mr. Maurice B. Tosé, we have employment agreements in effect with our Named Executive Officers. We intend to enter into an employment agreement with Mr. Tosé in 2009. No assurance can be given that we will be successful in negotiating such an agreement with Mr. Tosé. We entered into the existing agreements to ensure the Named Executive Officers would perform the role for an extended period of time and we considered the critical nature of the positions and our need to retain the individuals.

The agreements with our Named Executive Officers, except for Mr. Tosé, provide that if the executive is terminated for cause or terminates without good reason, we are obligated to pay only those wages and bonuses pursuant to the terms of our annual incentive plan and other compensation then vested. If terminated without cause or if he terminates the employment agreement for good reason, in addition to the payment of amounts then vested, in exchange for a general release of all claims, he is entitled to salary in an amount which is the greater of the current annual salary for the remaining term of the agreement, or six months’ salary.

In the alternative, if a Named Executive Officer’s employment with us is terminated because of a change in control, as defined in the agreement, then he is entitled to one year’s salary (except for Mr. Richard Young, Chief Operating Officer, who is entitled to two years’ salary) and all then outstanding stock options become immediately vested. We believe these provisions are important to ensure that our executives remain with us through the closing of any sale of the business. The terms of these agreements are discussed in greater detail in the “Employment Agreements” section below.

Compensation Decisions for Fiscal 2009

The Compensation Committee met on January 26, 2009 to review and approved Named Executive Officer base salary amounts for 2009, and again March 2, 2009 to review and approve long-term equity incentive stock awards and the Bonus Opportunity Plans for 2009 as described below.

Base Salary

Adjustments to our Named Executive Officers’ base salaries for 2009 were made by the Compensation Committee based on an analysis of current market conditions, our operational budgets set for 2009 and information available to the Compensation Committee Chairman whose profession is executive recruiting, to consider executive salary levels in companies whose businesses intersect with certain facets of ours. Based on these factors, the Compensation Committee approved a 4.5% increase in base salary for each of our Named Executive Officers for 2009.

Long Term Equity Incentive Compensation for 2009

On March 2, 2009, the Compensation Committee issued the Named Executive Officers long-term equity incentive compensation in the form of options to purchase a total of 575,000 shares of Company Class A Common Stock, down from 1,150,000 from the 2008 incentive grant. The options will vest ratably over three years and were priced at the day’s closing market price of $7.95 per share.

Bonus Opportunity Plan Awards

Consistent with our emphasis on pay for performance incentive compensation programs, the Compensation Committee has established a Bonus Opportunity Plan for 2009 pursuant to which certain of our executive officers, including our Named Executive Officers, are eligible to receive Bonus Opportunity Plan awards based upon the established performance targets, including financial measures and other factors, including individual performance, all at the discretion of the Compensation Committee.

Shown as a percentage of the total Bonus Opportunity Plan award at target in the following table, is the weighting of the measures to be used to determine award payments to the Named Executive Officers for the fiscal year ended December 31, 2009:

2009 Measures	CEO	COO	CFO	CTO	CMO

Company performance
Revenue	20%	30%	15%	10%	10%
EBITDA	35%	60%	30%	10%	20%
Net Income	25%	10%	25%	10%	10%
Cash at end of year	10%		10%
Individual/Operating Unit contribution
Revenue			10%	15%	40%
EBITDA				20%
Expense Controls				10%
Subjective goals	10%		10%	25%	20%

	100%	100%	100%	100%	100%

2009 Bonus Opportunity Plan Payout Level Based
on Goal Achievement
Officer	At 100% (Target)	At 110%	Bonus Adjustments Based on Performance

CEO	110% of base salary	110% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
COO	60% of base salary	70% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
CFO	55% of base salary	65% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
CTO	55% of base salary	65% of base salary	1% increase in bonus pool for every 1% increase in Net Income.
CMO	70% of base salary	80% of base salary	1% increase in bonus pool for every 1% increase in Net Income.

The Compensation Committee noted that Company results for 2008 reflect outstanding performance by the Named Executive Officers, and that performance has made a materially positive impact on the Company’s stock performance in the public markets. After discussion with management, the Compensation Committee has determined that providing an incentive for the senior management team to remain employed with the Company and encouraging efforts toward continued outstanding performance in 2009 is important to the Company and its stockholders. In order to provide additional incentive opportunities, the Committee included in the 2009 Bonus Opportunity Plans the opportunity for each Named Executive Officer to earn additional variable incentive compensation under the deferred compensation plan if the stated 2009 goals for that element of compensation are met during each 2009 fiscal quarter.

Stock Ownership Guidelines

Effective January 28, 2008, the Board adopted a guideline that Board members should maintain equity ownership in the corporation of a value equal to two times the annual retainer amount for Board members, for each three year term. Current directors not owning equity in the recommended amount will have three years from January 28, 2008 to accumulate that amount, and new directors will have three years from the date their service begins to accumulate the appropriate amount. The guideline also provides that in accumulating the equity ownership, a Director should strive to achieve at least one-third of the guideline ownership amount in each year of the three year period. We have chosen not to require stock ownership by Named Executive Officers given their long tenure and the evolution of our company. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Securities Trading Policy

Our securities trading policy states that executive officers, including the Named Executive Officers, and directors may not purchase or sell puts or calls to sell or buy our stock, or engage in short sales with respect to our stock.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2009 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

James M. Bethmann (Chairman)
Weldon H. Latham

Compensation Committee Interlocks

None of the members of the Compensation Committee is a current or former officer or employee of the Company. During 2008, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2008, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Compensation of the Named Executive Officers

The following table shows all compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers (collectively referred to as our “Named Executive Officers”) whose annual salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2008:

Summary Compensation Table

				Non-Equity
			Option	Incentive	All Other
Name and Principal Position	Year	Salary	Awards(1)	Comp. Plan(2)	Compensation(3)	Total

Maurice B. Tosé	2008	$475,833	$832,120	$2,960,902	$74,460	$4,343,315
Chief Executive Officer,	2007	452,917	$835,094	246,179	50,283	1,584,473
President, and Chairman of the Board	2006	432,121	508,177	213,899	45,886	1,200,083
Richard A. Young	2008	$342,177	$520,466	$1,522,699	$44,552	$2,429,894
Executive Vice President,	2007	320,301	525,578	98,816	39,663	984,358
Chief Operating Officer	2006	305,594	332,293	101,765	36,148	775,800
Thomas M. Brandt, Jr.	2008	$297,995	$408,855	$1,237,192	$35,680	$1,979,722
Senior Vice President and	2007	282,126	411,440	81,171	35,956	810,693
Chief Financial Officer	2006	270,300	284,080	109,473	29,959	693,812
Drew A. Morin	2008	$292,907	$408,855	$1,094,842	$41,922	$1,838,526
Senior Vice President and	2007	276,594	411,440	84,449	25,651	798,134
Chief Technology Officer	2006	265,000	284,080	106,001	27,928	683,009
Timothy J. Lorello	2008	$260,691	$185,363	$1,136,809	$29,039	$1,611,902
Senior Vice President	2007	230,000	171,719	43,700	33,079	478,498
Commercial Sales & Chief Mkt. Officer	2006	230,000	142,438	52,325	25,244	450,007

(1)	The amounts shown in this column reflect the expense amount (net of estimated forfeitures over the requisite service period) recognized by us for financial statement reporting purposes, valued using Black-Scholes algorithms. See Note 17 to our Consolidated Financial Statements in our Annual Report for each respective fiscal period for more information, including the assumptions used in calculating our equity-based compensation expense. Includes stock options and restricted shares granted in 2005, 2006, and 2007 to the extent the vesting period for such grants fell in 2008.

(2)	Represents amounts earned and accrued under the Bonus Opportunity Plan in the year reported; the amount is actually paid in the subsequent year.

(3)	Represents payments made to each of these executive officers in lieu of accrued vacation, plus matching contributions made by us under our 401(k) plan and health and life insurance premiums paid by us, as follows:

		All Other Compensation
		Unused	401(k)
		Vacation	Matching	Insurance
		Payout	Contribution	Premiums	Total

Mr. Tose	2008	$55,235	$5,425	$13,800	$74,460
	2007	$36,840	$0	$13,443	$50,283
	2006	$33,257	$0	$12,629	$45,886
Mr. Young	2008	$26,552	$4,200	$13,800	$44,552
	2007	$26,220	$0	$13,443	$39,663
	2006	$23,519	$0	$12,629	$36,148
Mr. Brandt	2008	$16,455	$5,425	$13,800	$35,680
	2007	$22,513	$0	$13,443	$35,956
	2006	$17,330	$0	$12,629	$29,959
Mr. Morin	2008	$22,704	$5,418	$13,800	$41,922
	2007	$12,208	$0	$13,443	$25,651
	2006	$15,299	$0	$12,629	$27,928
Mr. Lorello	2008	$15,239	$0	$13,800	$29,039
	2007	$19,636	$0	$13,443	$33,079
	2006	$12,615	$0	$12,629	$25,244

The following tables provide information about options granted, exercised and held by the Named Executive Officers in the Summary Compensation Tables at December 31, 2008.

2008 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to a Named Executive Officer in the most recently completed fiscal year. This includes cash compensation under the Bonus Opportunity Plan and stock option awards under the Company’s Fifth Amended and Restated 1997 Stock Incentive Plan, each of which is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” The threshold, target and maximum columns reflect the range of estimated payouts under the Bonus Opportunity Plan. In the 7th and 8th columns, we report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate FAS 123(R) value of all awards made in 2008; in contrast to how we present amounts in the Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

						Option
						Awards:		Grant Date
			Estimated Future Payouts			Number of	Exercise	Fair Value
		Equity	Under Non-Equity Incentive			Securities	Price of	of Stock
		Award	Plan Awards			Underlying	Option	and Option
	Award	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	(#)	($/sh)	($)

Maurice B. Tosé	BOP(1)		$119,671	$359,012	(3)
	Options(2)	1/28/2008				400,000	$3.09	$733,720
Richard A. Young	BOP(1)		$86,275	$189,804	(3)
	Options(2)	1/28/2008				250,000	$3.09	$458,575
Thomas M. Brandt, Jr.	BOP(1)		$75,005	$150,011	(3)
	Options(2)	1/28/2008				200,000	$3.09	$366,860
Drew A. Morin	BOP(1)		$73,750	$147,501	(3)
	Options(2)	1/28/2008				200,000	$3.09	$366,860
Timothy J. Lorello	BOP(1)		$66,269	$172,299	(3)
	Options(2)	1/28/2008				100,000	$3.09	$183,430

(1)	Information relates to the Bonus Opportunity Plan for 2008.

(2)	Granted under the TeleCommunication Systems, Inc. Fifth Amended and Restated 1997 Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2008 have a 10-year term and vest in equal increments in each of the three successive anniversaries of the grant date. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control). However, options have an implicit performance criterion because the options have no value to the executive until they vest and unless and until our stock price exceeds the exercise price. For additional information, refer to Note 17 to our Consolidated Financial Statements in our Annual Report.

(3)	The Bonus Opportunity Plan provides for incremental increases in the potential payout amount in the event certain performance results exceed the specified goals, and does not specify a maximum amount.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

		Option Awards
		Securities	Securities
		Underlying	Underlying	Exercise
		Options	Options	Price	Expiration
	Grant Date	(#) Exercisable	(#) Unexercisable(1)	($)	Date

Maurice B. Tosé	6/22/2001	318,500	0	$3.05	6/22/2011
	6/22/2001	136,500	0	$3.60	6/22/2011
	2/15/2002	135,000	0	$3.10	2/15/2012
	2/26/2004	436,404	0	$6.81	2/26/2014
	6/9/2005	266,855	0	$2.52	6/9/2015
	3/8/2006	189,993	94,997	$2.39	3/8/2016
	2/6/2007	125,000	250,000	$3.69	2/6/2017
	1/28/2008	0	400,000	$3.09	1/28/2018
Richard A. Young	6/22/2001	175,000	0	$3.05	6/22/2011
	6/22/2001	75,000	0	$3.60	6/22/2011
	2/15/2002	75,000	0	$3.10	2/15/2012
	2/26/2004	279,013	0	$6.81	2/26/2014
	6/9/2005	175,836	0	$2.52	6/9/2015
	3/8/2006	125,190	62,596	$2.39	3/8/2016
	2/6/2007	76,666	153,334	$3.69	2/6/2017
	1/28/2008	0	250,000	$3.09	1/28/2018
Thomas M. Brandt, Jr.	4/1/1999	96,370	0	$1.28	4/1/2009
	6/22/2001	87,500	0	$3.05	6/22/2011
	6/22/2001	37,500	0	$3.60	6/22/2011
	2/15/2002	63,000	0	$3.10	2/15/2012
	2/26/2004	157,392	0	$6.81	2/26/2014
	6/9/2005	152,180	0	$2.52	6/9/2015
	3/8/2006	108,348	54,174	$2.39	3/8/2016
	2/6/2007	56,666	113,334	$3.69	2/6/2017
	1/28/2008	0	200,000	$3.09	1/28/2018
Drew A. Morin	6/22/2001	87,500	0	$3.05	6/22/2011
	6/22/2001	37,500	0	$3.60	6/22/2011
	2/15/2002	63,000	0	$3.10	2/15/2012
	2/26/2004	157,392	0	$6.81	2/26/2014
	6/9/2005	152,180	0	$2.52	6/9/2015
	3/8/2006	108,348	54,174	$2.39	3/8/2016
	2/6/2007	56,666	113,334	$3.69	2/6/2017
	1/28/2008	0	200,000	$3.09	1/28/2018
Timothy J. Lorello	6/22/2001	87,500	0	$3.05	6/22/2011
	6/22/2001	37,500	0	$3.60	6/22/2011
	2/15/2002	63,000	0	$3.10	2/15/2012
	2/26/2004	100,158	0	$6.81	2/26/2014
	6/9/2005	55,400	0	$2.52	6/9/2015
	3/8/2006	11,218	26,669	$2.39	3/8/2016
	2/6/2007	21,000	42,000	$3.69	2/6/2017
	1/28/2008	0	100,000	$3.09	1/28/2018

(1)	Vesting dates of unvested option awards are as follows:

Vesting	Mr. Tosé	Mr. Young	Mr. Brandt	Mr. Morin	Mr. Lorello
Date	# Options	# Options	# Options	# Options	# Options

1/28/2009	133,333	83,333	66,666	66,666	33,333
2/6/2009	125,000	76,667	56,667	56,667	21,000
3/8/2009	94,997	62,596	54,174	54,174	26,699
1/28/2010	133,333	83,333	66,667	66,667	26,049
2/6/2010	125,000	76,667	56,667	56,667	21,000
3/2/2010	66,666	41,666	33,333	33,333	16,666
1/28/2011	133,334	83,334	66,667	66,667	972
3/2/2011	66,667	41,667	33,333	33,333	16,667
3/2/2012	66,667	41,667	33,334	33,334	16,667

2008 Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of stock (restricted stock) during the most recently completed fiscal year for each Named Executive Officer on an aggregated basis. The table reports the number of shares of stock that vested and the aggregate dollar value realized upon vesting of the stock.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Exercise	on Exercise
Name	(#)	($)	(#)	($)

Maurice B. Tosé
Richard A. Young
Thomas M. Brandt, Jr.	96,370	$545,753
Drew A. Morin
Timothy J. Lorello	44,780	$151,684

Equity Compensation Plan Information

The following table provides information for all equity compensation plans at plans December 31, 2008, under which our equity securities were authorized for issuance:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	11,685,237	$3.77	4,523,538
Equity compensation plans not approved by security holders	None	N/A	None

Total	11,685,237	$3.77	4,523,538

(1)	As a result of the merger of XYPOINT Corporation (“XYPOINT” ) with the Company effective January 15, 2001 and the merger of ReachNet, Inc. (“ReachNet” ) with the Company effective February 14, 2001, the Company assumed the options issued under the XYPOINT 1995, 1997 and 2000 Stock Option Plans and the ReachNet 2000 Stock Incentive Plan. As of December 31, 2006, 86,548 shares of our Class A Common Stock were reserved for future issuance upon the exercise of the outstanding stock options assumed in the mergers at a weighted average exercise price of $6.63. No further options may be granted under the XYPOINT 1995, 1997 and 2000 Stock Option Plans or the ReachNet 2000 Stock Incentive Plan.

Employment Agreements

We have entered into employment agreements with Messrs. Young, Brandt, Morin and Lorello which became effective December 1, 2008. See also the “Employment Agreements, Severance Benefits and Change in Control Provisions” section of the Compensation Discussion and Analysis portion of this Proxy Statement. The employment agreements provide for their annual salaries as adjusted annually by the Board of Directors, and give them the opportunity to participate in bonus or incentive compensation plans of the Company, if any. The agreements state an initial term of two months from the effective date, and automatically extend for additional one-year increments until terminated by us or the individuals.

The individuals may resign their employment voluntarily by giving 30 days notice to the Board of Directors. If we terminate any of the individuals without cause or if the individual resigns with good reason, he is entitled to receive from us his earned bonus plus an amount equal to the greater of the salary he would have received during the balance of the term of the employment contract, or six months. Under the agreements, “cause” means committing an act of gross negligence or other willful act that materially adversely affects TCS, acts of dishonesty involving fraud or embezzlement or being convicted or pleading no contest to a felony involving theft or moral turpitude. Under the agreements, “good reason” includes circumstances that constitute a material diminution in authority, require the individual to physically relocate more than 75 miles and any material breach by the Company of its obligations under the agreement. If we terminate an individual’s employment without cause, or if he resigns for good reason, within 12 months of a change in control, he is entitled to receive from us an amount based upon his annual salary. Mr. Young is entitled to receive two times his annual salary, and the other individuals are entitled to receive one times their annual salary. The following table summarizes estimated payments to the Named Executive Officers upon termination without cause or resignation for good reason after a change in control assuming that the termination event was effective as of the last day of the most recently completed fiscal year, or December 31, 2008.

		Potential Payments Upon
	Potential Payments upon	Termination Without Cause
	Termination Without Cause	or for Good Reason after
Name	or for Good Reason	a Change in Control

Richard A. Young	$172,550	$690,198
Thomas M. Brandt, Jr.	150,011	300,021
Drew A. Morin	147,501	295,001
Timothy J. Lorello	132,538	265,075

Pursuant to the agreements, vesting of any stock options awarded to the individuals shall be immediately accelerated in the event of a change of control as defined in the agreements. The following table summarizes the intrinsic value of stock options that would be accelerated upon a change of control, assuming that a change of control event occurred on December 31, 2008.

Intrinsic Value of
Stock Options Accelerated
Name	Upon Change in Control(1)

Richard A. Young	$1,139,432
Thomas M. Brandt, Jr.	891,216
Drew A. Morin	891,216
Timothy J. Lorello	371,148

(1)	Intrinsic value was determined by subtracting the exercise price of in-the-money stock options from the market price on December 31, 2008 ($8.59 per share), multiplied by the number of shares underlying outstanding options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2003, we entered into a lease with Annapolis Partners LLC to explore the opportunity of relocating our Annapolis offices to a planned new real estate development. Our President and Chief Executive Officer owns a controlling voting and economic interest in Annapolis Partners LLC and he also serves as a member. The financial and many other terms of the lease have not yet been established. The lease is subject to several contingencies and rights of termination. For example, the lease can be terminated at the sole discretion of our Board of Directors if the terms and conditions of the development are unacceptable to us, including without limitation the circumstances that market conditions make the lease not favorable to us or the overall cost is not in the best interest of us or our stockholders, or any legal or regulatory restrictions apply. Our Board of Directors will evaluate this opportunity along with alternatives that are or may become available in the relevant time periods and there is no assurance that we will enter into a definitive lease at this new development site.

OTHER MATTERS

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that Mr. White will vote the proxies in accordance with his best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 410.263.7616. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

The Annual Report of the Company, including financial statements of the Company for the fiscal year ended December 31, 2008 is being mailed to the stockholders with this Proxy Statement. You may request, without charge, a copy of the Annual Report, as filed with the SEC, by addressing a request to TeleCommunication Systems, Inc., 275 West Street, Annapolis, Maryland 21401 Attention: Investor Relations.

By order of the Board of Directors,

Bruce A. White
Secretary
Annapolis, Maryland
May 1, 2009

ANNUAL MEETING OF STOCKHOLDERS OF
TELECOMMUNICATION SYSTEMS, INC.
June 11, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009:
The Notice of Meeting, the Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2008
are available at https://www.proxydocs.com/tsys
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20400000000000000000 4	061109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.				2.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

		NOMINEES:
☐	FOR ALL NOMINEES	O O	Thomas M. Brandt, Jr. Weldon H. Latham
The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

IF NO CHOICE IS INDICATED ABOVE, THE PROXIES WILL VOTE “FOR” ALL DIRECTOR NOMINEES.

PLEASE MARK, SIGN AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED POSTAGE PAID ENVELOPE

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below)	O O	Jan C. Huly Richard A. Young

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[]

TELECOMMUNICATION SYSTEMS, INC.
Annapolis, Maryland 21401
ANNUAL MEETING JUNE 11, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Bruce A. White, proxy (and if the undersigned is a proxy, as substitute proxy) with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock and Class B Common Stock of TeleCommunication Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, June 11, 2009, at 10:00 a.m. local time, at the The Westin Annapolis hotel, 100 Westgate Circle, Annapolis, MD 21401 and any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)

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